                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                   CONTACT:  Greg Strzynski
August 13, 2004                                         PHONE:  989-725-8354


                       SPORTS RESORTS INTERNATIONAL, INC.
                       REPORTS SECOND QUARTER 2004 RESULTS

OWOSSO, Mich. - Sports Resorts International, Inc. (the "Company") (Nasdaq
Smallcap: SPRI) today reported its operating results for the second quarter of 2004.

For the quarter ending June 30, 2004, Sports Resorts recorded revenue of $5,720,000 as compared to revenue of $5,772,000 the same period in 2003. For the quarter ending June 30, 2004, the Company reported a net loss of $49,000 or $(0.00) per share. For the same period in 2003, the Company reported a net loss of $119,000 or $(0.00) per share.

For the six months ending June 30, 2004 revenues were $10,442,000 with a net loss of $447,000. The Company reported revenues of $10,211,000 with a net loss of $327,000 for the same period in 2003. Year-to-date loss per share was $(0.01) for both 2004 and 2003.

The Company's 2004 Second Quarter Report on Form 10-Q has been filed with the U.S. Securities and Exchange Commission and is available from the Company upon request.

Currently, the Company through its wholly-owned subsidiaries, manufacturers and markets high-quality drop-in bedliners and other truck accessories for the original equipment manufacturers and automotive aftermarket business and owns and operates a multi-purpose motor-sports facility located near Brainerd, Minn.

Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations at 989-725-8354.

                                       ###